Filed Pursuant to Rule 433

Registration Statement No. 333-224504

BLACKROCK, INC.

$1,000,000,000 SENIOR UNSECURED NOTE OFFERING

PRICING TERM SHEET

April 17, 2019

$1,000,000,000

3.250% Notes due 2029

Issuer:	BlackRock, Inc. (“BlackRock”)

Expected Ratings*:	Aa3 by Moody’s Investors Service, Inc. AA- by Standard & Poor’s Ratings Services

Trade Date:	April 17, 2019

Settlement Date**:	April 29, 2019 (T+7)

Principal Amount:	$1,000,000,000

Maturity Date:	April 30, 2029

Price to Public:	99.190%

All-in-Price to Issuer:	98.740%

Proceeds to Issuer before Expenses:	$987,400,000

Coupon:	3.250%

Benchmark Treasury:	2.625% due February 15, 2029

Benchmark Treasury Price and Yield:	100-08; 2.596%

Spread to Benchmark Treasury:	+ 75 basis points

Yield to Maturity:	3.346%

Interest Payment Dates:	Paid semi-annually on April 30 and October 30, commencing October 30, 2019 (long first coupon)

Optional Redemption:	Make-whole call at Treasury + 15 basis points prior to January 30, 2029; par call at 100% of principal amount on or after January 30, 2029

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	09247X AP6

ISIN:	US09247XAP69

Joint Book-Running Managers:	Citigroup Global Markets Inc. Barclays Capital Inc. Morgan Stanley & Co. LLC Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc.

Co-Managers:

BBVA Securities Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

ICBC Standard Bank PLC[1]

J.P. Morgan Securities LLC

Loop Capital Markets LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mizuho Securities USA LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Academy Securities, Inc.

Cabrera Capital Markets, LLC

CastleOak Securities, L.P.

Siebert Cisneros Shank & Co., L.L.C.

The Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to delivery may be required, because the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the notes prior to delivery, you should consult your own advisors.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC, including the preliminary prospectus supplement dated April 17, 2019, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement, when available, if you request it by calling (i) Citigroup Global Markets Inc. toll-free at 1-800-831-9146; (ii) Barclays Capital Inc. toll-free at 1-888-603-5847; and (iii) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

[1]

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and is not a U.S.-registered broker-dealer. All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers. ICBC Standard Bank Plc may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell notes constituting part of its allotment solely outside the United States.